Exhibit 4.2

3RD AUGUST 2024

(1) DIGINEX LIMITED

and

(2) HBM IV, INC.

DEED OF AMENDMENT

relating to a Convertible Loan Note Instrument dated 15th July 2024

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THIS DEED OF AMENDMENT is dated 3rd August 2024

BETWEEN

(1)	DIGINEX LIMITED, a company with limited liability incorporated under the laws of the Cayman Islands #406606 and whose registered office is at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the “Borrower”);

(2)	HBM IV, Inc. whose principal address is 300 W. 57th Street, New York, NY, 10019, United States of America (the “Lender”).

BACKGROUND

(A)	The parties entered into a Convertible Loan Note Instrument agreement on 15th July 2024 (“Loan”) in relation to USD1,000,000 loan.

(B)	The parties have agreed to amend certain terms of the Loan upon the terms of this agreement with effect on and from the date of this agreement.

OPERATIVE PROVISIONS

1.	Definitions and interpretation

Words defined in the Loan and used in this agreement shall have the same meaning as set out in the Loan, except where otherwise defined herein.

2.	Amendments to the Loan

With effect from the date of this agreement, the Loan shall be amended as follows:

By removing “Maturity Date” within ‘Clause 1 Definitions and interpretation’ in its entirety and replacing it as follows:

“Maturity Date” 3 November 2024;

3.	Continuity and Consents

The provisions of the Loan and all documents entered into pursuant to such documents shall, save as expressly amended by this agreement, continue in full force and effect.

4.	General

4.1	No variation of this agreement or any agreement or document entered into pursuant to this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

4.2	No delay, indulgence or omission in exercising any right, power or remedy provided by this agreement or by law shall operate to impair or be construed as a waiver of such right, power or remedy or of any other right, power or remedy.

4.3	No single or partial exercise or non-exercise of any right, power or remedy provided by this agreement or by law shall preclude any other or further exercise of such right, power or remedy or of any other right, power or remedy.

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4.4	If any provision of this agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, that shall not affect or impair:
4.4.1	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

4.4.2	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.
5.	Assignment

No party may assign, transfer, grant any Encumbrance or security interest over or otherwise deal with all or any of its rights under this agreement without the prior written consent of the other parties.

6.	Entire agreement

6.1	This agreement, the Loan and any agreement or document entered into pursuant to this agreement or the Loan constitutes the entire agreement between the parties.

6.2	Nothing in this clause 6 shall operate to limit or exclude any liability for fraud.

7.	Counterparts

This agreement may be executed in any number of counterparts and by the different parties on separate counterparts, but shall not take effect until each party has executed and delivered at least one counterpart. Each counterpart shall constitute an original but all the counterparts together shall constitute a single instrument.

8.	Costs

Each party shall pay its own costs relating to the preparation and negotiation of this agreement.

9.	Governing law and jurisdiction

9.1	Clauses 15 and 16 of the Loan shall apply to this agreement mutatis mutandis.

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Executed and delivered as a deed by the parties on the date first written above.

SIGNED as a DEED for and on behalf of DIGINEX LIMITED by MARK JUSTIN BLICK acting as director:	/s/ Mark Justin Blick

SIGNED as a DEED for and on behalf of HBM IV, Inc. by authorised signatory SHEA WALLON:	/s/ Shea Wallon

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